As filed with the Securities and Exchange Commission on March 8, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

RUDOLPH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3531208
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Rudolph Road, PO Box 1000, Flanders, New Jersey 07836

(Address of principal executive offices including zip code)

August Technology Corporation 1997 Stock Incentive Plan

(Full title of the plan)

Paul F. McLaughlin

Chairman and Chief Executive Officer

Rudolph Technologies, Inc.

One Rudolph Road

PO Box 1000

Flanders, New Jersey 07836

(973) 691-1300

(Name, address and telephone number of agent for service)

Copy to:

David M. Schwartzbaum, Esq.

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022

(212) 906-1200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share (including the associated preferred share purchase rights)	1,994,931	$15.83	$31,579,757.73	$3,379.03

(1)	Represents the maximum number of shares of common stock of the Registrant, par value $0.001 per share (the “Common Stock”), issuable pursuant to the August Technology Corporation 1997 Stock Incentive Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low trading prices of the Common Stock on the Nasdaq Stock Market on March 3, 2006. The preferred share purchase rights, which are attached to the shares of the Common Stock, being registered hereunder will be issued for no additional consideration. Accordingly, no additional registration fee is required.

PART I

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registration Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Rudolph Technologies, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 15, 2005.

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed on May 10, 2005, August 8, 2005 and November 9, 2005, respectively.

•	The Registrant’s Amendment No. 1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on June 21, 2005.

•	The Registrant’s Current Reports on Form 8-K, filed with the Commission subsequent to December 31, 2004.

•	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 5, 1999, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers the Registrant to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection

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with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Registrant may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

Article VII of the Registrant’s Restated Certificate of Incorporation provides for indemnification of the Registrant’s officers and directors to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers. Generally, these agreements provide that the Registrant will indemnify such persons against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any third-party Proceeding (as defined below). These agreements further provide that the Registrant will indemnify such persons against all expenses actually and reasonably incurred in connection with Proceedings by or in the right of the Registrant if such persons acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant. A “Proceeding” is any threatened, pending or completed action, suit, arbitration, investigation, inquiry, threatened or completed proceeding, whether brought in the right of the Registrant or otherwise, and whether civil, criminal, administrative or investigative, in which the involvement of any person entitled to indemnification under an indemnification agreement relates to the fact that such person is or was a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or relates to any action taken by such person while acting as director or officer of the Registrant, in each case whether or not serving in such capacity at the time any liability or expense is incurred. The Registrant’s obligations are subject to a determination of entitlement to indemnification by independent counsel (in a written opinion), by disinterested directors of the Registrant or, if so directed by the Registrant’s board of directors, by the Registrant’s stockholders. Payment to any person entitled to indemnification must be made within 10 days after such determination. The Registrant must advance the expenses incurred in connection with any Proceeding within 30 days after its receipt of a statement requesting such advances, whether prior to or after final disposition of any Proceeding. In the event that a determination is made that any person described above is not entitled to indemnification, advancement of expenses is not timely made or where no determination of entitlement or rightful payment of indemnification has been made, such person may seek an adjudication by a court of such entitlement or, alternatively, such person may seek an award in arbitration.

The Registrant carries insurance policies which cover its individual directors and officers for legal liability and which would pay on the Registrant’s behalf for expenses of indemnifying directors and officers in accordance with the Registrant’s Restated Certificate of Incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director derived an improper personal benefit.

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Article VII of the Registrant’s Restated Certificate of Incorporation eliminates the liability of a director of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flanders, State of New Jersey, on this 8th day of March, 2006.

RUDOLPH TECHNOLOGIES, INC.

By:	/s/ Paul F. McLaughlin
Paul F. McLaughlin
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. McLaughlin and Steven R. Roth, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul F. McLaughlin	Chairman and Chief Executive Officer (Principal Executive Officer)	March 8, 2006
Paul F. McLaughlin

/s/ Steven R. Roth Steven R. Roth	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2006

/s/ David Belluck	Director	March 8, 2006
David Belluck

/s/ Daniel H. Berry	Director	March 8, 2006
Daniel H. Berry

/s/ Paul Craig	Director	March 8, 2006
Paul Craig

/s/ Thomas G. Greig	Director	March 8, 2006
Thomas G. Greig

/s/ Carl E. Ring, Jr.	Director	March 8, 2006
Carl E. Ring, Jr.

/s/ Richard F. Spanier	Director	March 8, 2006
Richard F. Spanier

/s/ Aubrey C. Tobey	Director	March 8, 2006
Aubrey C. Tobey

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1(c) filed with the Registrant’s Registration Statement on Form S-1, No. 333-86821)

3.2	Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2(b) filed with the Registrant’s Registration Statement on Form S-1, No. 333-86821)

3.3	Amendment to Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 15, 2006, No. 000-27965)

4.1	Rights Agreement (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 8-A, filed with the Commission on June 28, 2005, No. 000-27965)

4.2	August Technology Corporation 1997 Stock Incentive Plan (incorporated by reference to the Appendix to August Technology Corporation’s Proxy Statement for its 2004 Annual Shareholders Meeting, filed with the Commission on March 11, 2004, No. 000-30637)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of KPMG LLP, independent registered public accountants

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)